As filed with the Securities and Exchange Commission on June 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2077891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of Principal Executive Offices)	(Zip Code)

UNIVERSAL HEALTH SERVICES, INC. 2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

(Full title of the plan)

ALAN B. MILLER

Chairman of the Board and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Name and address of agent for service)

(610) 768-3300

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

WARREN J. NIMETZ, ESQ.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class B Common Stock, $0.01 par value per share	4,000,000	$42.30	$169,200,000	$12,063.96

(1)	Represents 4,000,000 shares that may be registered pursuant to the Universal Health Services, Inc. 2010 Employees’ Restricted Stock Purchase Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities offered or issued in connection with any stock split, stock dividend or similar transaction pursuant to the anti-dilution provisions of the plan.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s Class B Common Stock on the New York Stock Exchange on June 4, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 will be delivered to each participant in the Universal Health Services, Inc. 2010 Employees’ Restricted Stock Purchase Plan (the “Plan”), and are not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Universal Health Services, Inc. (the “Company” or the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(ii) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(iii) The Company’s Current Reports on Form 8-K filed with the Commission on March 17, 2010, April 27, 2010, May 18, 2010, May 18, 2010 and May 20, 2010; and

(iv) The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A, dated July 5, 1991, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold hereunder or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The Company retains Fulbright & Jaworski L.L.P. as its principal outside counsel, and Fulbright & Jaworski L.L.P. assisted in the preparation of this Registration Statement. Anthony Pantaleoni, a director of the Company who owns less than one percent of the Company’s outstanding capital stock, is Of Counsel at Fulbright & Jaworski L.L.P.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII, Section 7 of the Company’s by-laws provides for the indemnification by the Company of its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law.

The Company maintains insurance under which coverage is provided to its directors and officers against certain losses arising from claims of breach of duty.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Universal Health Services, Inc. 2010 Employees’ Restricted Stock Purchase Plan, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 20, 2010, is incorporated herein by reference.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Commonwealth of Pennsylvania, on the 7th day of June, 2010.

UNIVERSAL HEALTH SERVICES, INC.

By:	/S/ ALAN B. MILLER
Alan B. Miller
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Miller and Steve Filton, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/S/ ALAN B. MILLER Alan B. Miller	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2010

/S/ MARC D. MILLER Marc D. Miller	President and Director	June 7, 2010

/S/ ANTHONY PANTALEONI Anthony Pantaleoni	Director	June 7, 2010

/S/ ROBERT H. HOTZ Robert H. Hotz	Director	June 7, 2010

/S/ JOHN H. HERRELL John H. Herrell	Director	June 7, 2010

/S/ DANIEL B. SILVERS Daniel B. Silvers	Director	June 7, 2010

/S/ RICK SANTORUM Rick Santorum	Director	June 7, 2010

/S/ LEATRICE DUCAT Leatrice Ducat	Director	June 7, 2010

/S/ STEVE FILTON Steve Filton	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 7, 2010

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Universal Health Services, Inc. 2010 Employees’ Restricted Stock Purchase Plan, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 20, 2010, is incorporated herein by reference.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).